Exhibit 99.1

Stock Yards Bancorp Names Donna L. Heitzman to the Boards of Directors of the Company and Stock Yards Bank & Trust

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 18, 2016--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that Donna L. Heitzman, CPA, CFA, has joined the Boards of Directors for both the Company and the Bank. The addition of Heitzman (no relation to CEO David Heintzman) expands both Boards to 11 directors.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "We are fortunate to have someone with Donna's knowledge and deep understanding of capital markets, finance and accounting join our Boards. Her expertise in the institutional credit markets and experience with investment strategies, coupled with her knowledge gained through extensive research of funds for client capital allocation, will add a unique financial perspective to the work of our Boards. In addition, as a native of Louisville, her understanding of the region's business environment will be valuable to our Boards."

Heitzman, most recently a portfolio manager for New York City-based KKR Prisma Capital, joined the company in 2004 to help construct and manage customized portfolios. Founded in 2004, Prisma Capital was acquired by KKR & Co. LP in 2012. With a focus on credit markets, Heitzman specialized in event, credit and distressed fund strategies and was responsible for manager research and selection across these strategies. As a member of the senior investment team, she was actively involved in the firm's investment process, including strategic allocation, portfolio management and performance monitoring.

Before joining KKR Prisma, Heitzman served for 18 years at AEGON USA, previously Providian Capital. As a portfolio manager in capital market strategies, she facilitated significant growth and broad diversification of a $1 billion fund portfolio. Prior to this role, she was responsible for fixed income credit research and private placement production. Heitzman began her career at Coopers and Lybrand (later becoming Price Waterhouse Coopers). Heitzman received a B.S. in Commerce, with high honors, from the University of Louisville. She is also a CFA Charterholder, a Certified Public Accountant, and was named in 2010 to The Hedge Fund Journal annual listing of "50 Leading Women in Hedge Funds."

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $2.9 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. For more information about Stock Yards Bancorp, visit the Company's website at www.syb.com.

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President,
Treasurer and Chief Financial Officer